Exhibit 99.7

CONSENT OF THINKEQUITY LLC

We hereby consent to the use in the Registration Statement (Amendment No. 4) of Adara Acquisition Corp. on Form S-4 (the “Registration Statement”) and in the Proxy Statement/Prospectus of Adara Acquisition Corp., which is part of the Registration Statement, of our written opinion, dated June 21, 2022, appearing as Annex D to such Proxy Statement/Prospectus, and to the description of such opinion and to the references thereto and to our name contained therein under the headings “Questions and Answers About the Business Combination”, “Summary of the Proxy Statement/Prospectus—Opinion of Financial Advisor to Adara, ThinkEquity LLC”, “Risk Factors—Risks Related to Adara”, “Proposal No. 1—The Business Combination Proposal” and “Opinion of Financial Advisor to Adara, ThinkEquity LLC”. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

THINKEQUITY LLC

Dated: November 30, 2022

ThinkEquity LLC